Exhibit 10.10

Third Harmonic Bio, Inc.

300 Technology Square, 8th Floor, Cambridge, MA 02139

February 14, 2022

Robert K. Ho

Dear Robert:

On behalf of Third Harmonic Bio, Inc. (the “Company”), I am pleased to offer you employment with the Company on the following terms and conditions.

1.
Position. You will be employed by the Company on a full-time basis as its Chief Financial Officer, reporting to the Chief Executive Officer. It is contemplated that you will commence employment on a date to be mutually agreed upon between you and the Company, but which in no event shall be later than March 7, 2022 (the “Start Date”). You shall work in a hybrid working arrangement as mutually agreed upon with the Chief Executive Officer. You agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. In addition, you agree that you shall not engage in any other employment, consulting or other business activity without the prior written consent of the Company.
2.
Base Salary. You will receive a base salary at the semi-monthly rate of $16,666.67 which is equivalent to $400,000.00 on an annualized basis (the “Base Salary”). All payments will be subject to legally required tax withholdings. The Base Salary will be subject to adjustment as determined by the Company in its discretion.
3.
Annual Bonus. Following the end of each fiscal year you will be eligible to receive an annual incentive bonus of up to forty percent (40%) of your annualized Base Salary. The actual bonus awarded for a fiscal year will be based on your performance and the Company’s performance that year against criteria to be established by the Company, such bonus and such criteria as determined by the Company in its sole discretion. You must remain employed by the Company as of the last day of a fiscal year in order to be eligible for and to earn a bonus for such year. Any bonus would be pro-rated for the 2022 fiscal year.

4.
Equity. Subject to the approval of the Company’s Board of Directors (the “Board”) and the execution by you of corresponding stock option agreements, the Company shall grant to you a stock option award to purchase an aggregate of 831,211 shares of the Company’s common stock (the “Option Grant”), which represents 1.2% of the Company’s fully-diluted capitalization – including all warrants, options and convertible securities – as of the date hereof. The stock option award shall vest as to twenty-five percent (25%) of the underlying shares on the first anniversary of the Start Date, and as to the balance in equal quarterly installments of 6.25% thereafter until the fourth anniversary of the Start Date. The Option Grant will be subject to the terms and conditions of the stock option agreement and the Company’s 2019 Stock Incentive Plan in all respects, notwithstanding the language of this Section 4 (the “Grant Documents”), and shall have an exercise price per share equal to the fair market value of the Company’s common stock at the time of grant as determined by the Company in its sole discretion. In addition, you may be entitled to additional stock option grants and/or awards of restricted shares of common stock (the “Additional Grants”) that the Company may elect to grant to you in the future in its sole discretion.
5.
Benefits. You may participate in the benefit programs offered by the Company to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs. Benefits are subject to change at any time in the Company’s sole discretion. You will also be entitled to paid vacation each year in accordance with the terms and conditions set forth in the Company’s vacation policy as in effect from time to time, but for avoidance of doubt, you will accrue no less than three weeks paid vacation per year. You shall also be entitled to receive reimbursement for all reasonable business expenses incurred by you in performing your services to the Company, in accordance with the policies and procedures then in effect and established by the Company.
6.
Severance Benefits.
a.
General. Either party may terminate your employment relationship hereunder at any time for any reason by providing written notice to the other party; provided that if you are subject to an Involuntary Termination (as defined below), then you will be entitled to the benefits described in this Section 6. However, this Section 6 will not apply unless you: (i) have returned all Company property in your possession on or prior to your last day of employment and (ii) have entered into a separation agreement that has become enforceable and irrevocable and that includes a general release of all employment-related claims that you may have against the Company or persons affiliated with the Company (the “Separation Agreement”). Notwithstanding the foregoing, no term of this offer letter or the Separation Agreement shall impact or affect, in any way, your rights with respect to, and the Separation Agreement shall not include a waiver or release of any claims related to: (w) your status as a stockholder or equity holder of the Company or any rights you have under the terms of any Grant Document or any other equity award or agreement between you and the Company, including any claims with respect to the Option Grants, any Additional Grant or other equity owned or held by you at the time your employment is terminated, (x) any rights to indemnification from the Company, pursuant to any applicable governing documents of the Company or any applicable written agreement between you and the Company, (y) rights under ERISA or (z) rights which, as a matter of law, cannot be waived. The Separation

Agreement must be in substantially the form reasonably prescribed by the Company, and must be executed and must become enforceable and irrevocable on or before the 52nd day following your last day of employment with the Company. If you fail to execute without revocation the Separation Agreement on or before the 52nd day following your last day of employment with the Company, you shall be entitled to the accrued obligations only and no other severance payments or benefits. The continued salary provided under Section 6(b)(ii) below shall be paid in accordance with the Company’s normal payroll practices and shall commence on the next payroll date falling after the date the Separation Agreement becomes enforceable and irrevocable. If, however, the 52-day period in which the Separation Agreement must become enforceable and irrevocable begins in one taxable year and ends in the following year, the Company shall commence payment of the continued salary in the second year on the first payroll date falling on the later of: (A) January 1; and (B) the date on which the Separation Agreement becomes enforceable and irrevocable. The first payroll shall include, however, all amounts that would otherwise have been paid to you between the date your employment is terminated and your receipt of the first installment.
b.
Severance. If you are subject to an Involuntary Termination, then, subject to Section 6(a):
i.
The Company shall pay you the accrued obligations earned through your last day of employment on or before the time required by law but in no event more than fifteen (15) days after your last day of employment with the Company, except to the extent such payment would accelerate compensation in a manner inconsistent with compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);
ii.
The Company shall continue to pay you your Base Salary as in effect on your last day of employment for a period of six (6) months;
iii.
If you are participating in the Company’s group health plan immediately prior to your last day of employment and you elect COBRA health continuation, then the Company shall pay you a monthly cash payment for six (6) months, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company; provided, however, that such Company-paid premiums may be recorded as additional income pursuant to Section 6041 of the Code and not entitled to any tax qualified treatment to the extent necessary to comply with or avoid the discriminatory treatment prohibited by the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 or Section 105(h) of the Code.
iv.
If the Involuntary Termination occurs on or within twelve (12 months) following a Change in Control, then: (i) one hundred percent (100%) of the unvested portion of the Option Grant and each Additional Grant will fully vest as of the date of such Involuntary Termination; (ii) no shares may be transferred and no stock option exercised (in each case with respect to the unvested portion) until the Separation Agreement has become enforceable and irrevocable and (iii) if the Separation Agreement does not become enforceable and irrevocable in accordance with this offer letter, the portions of the Option Grants and Additional Grants that have vested as a result of this provision shall be cancelled effective as of the date of the Involuntary Termination.

The payments and benefits described in Section 6(b)(ii)-(iv) above shall hereinafter be referred to as the “Severance.” If you are terminated for any reason other than as result of an Involuntary Termination, you shall be entitled to receive the accrued obligations only.

For the purposes of this Section 6, the following capitalized terms shall have the meaning set forth below.

“Cause” means (i) your material breach of the Restrictive Covenant Agreement (as defined below), (ii) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (iii) your gross negligence or willful misconduct in the performance of your duties, (iv) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company and you were afforded a reasonable opportunity to cure or remedy any such failure, or (v) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors officers or employees, if the Company has requested your cooperation; provided, however, that “Cause” shall not be deemed to have occurred pursuant to subsection (iii), (iv) or (v) hereof unless you have first received written notice from the Board specifying in reasonable detail the particulars of such grounds and that the Company intends to terminate your employment hereunder for such grounds and you have failed to cure such grounds within a period of thirty (30) days from the date of such notice.

“Involuntary Termination” means either: (i) your Termination Without Cause or (ii) your Resignation for Good Reason.

“Resignation for Good Reason” means a Separation as a result of your resignation after one of the following conditions has come into existence without your consent:

i. A reduction in your base salary by more than 10% (unless such reduction is part of a broad-based salary reduction applicable to the Company’s entire senior management team);

ii. A material diminution of your authority, duties or responsibilities; or

iii. A relocation of your principal workplace by more than forty (40) miles.

Notwithstanding the foregoing, a Resignation for Good Reason will not be deemed to have occurred unless (i) you give the Company written notice of the condition within ninety (90) days after the condition comes into existence, (ii) the Company fails to remedy the condition within thirty (30) days after receiving your written notice (the “Cure Period”) and (iii) you resign within thirty (30) days after the expiration of the Cure Period.

“Separation” means a “separation from service”, as defined in the regulations under Section 409A of the Code.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation l.409A- 1(n)(l).

7.
Representation Regarding Continuing Obligations. Your employment is contingent upon your signing and adhering to an Invention, Non-Disclosure and Non-Solicitation Agreement (the “Restrictive Covenant Agreement”), a copy of which is provided with this letter. You hereby represent to the Company that you are not a party to any agreement of any type which may impact or limit your ability to become employed by or perform your job at the Company or which is in any way inconsistent with the terms of this offer letter or the Restrictive Covenant Agreement. You represent that you will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or any other party. Further, you hereby represent that (i) your employment with the Company and this offer letter does not and will not violate or conflict with any obligations you may have to or any agreements you may have with any former employer and (ii) you have provided the Company with all written agreements that describe any continuing post-employment obligations to any former employer.
8.
Proof of Legal Right to Work. You agree to provide to the Company, within three (3) days of the Start Date, documentation proving your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.
9.
Tax Matters.
a.
All forms of compensation referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities and that you are solely responsible for individual tax liabilities arising from your compensation.
b.
All in-kind benefits provided and expenses eligible for reimbursement hereunder shall be provided by the Company or incurred by you during your employment with the Company. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

10.
Interpretation, Amendment and Enforcement. This offer letter and the Grant Documents along with the Restrictive Covenant Agreement constitute the complete agreement between you and the Company, contain all the terms of your employment, and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company relating to the terms of your employment. The terms of this offer letter and the resolution of any disputes as to the meaning, effect, performance or validity of this offer letter or arising out of, related to, or in any way connected with, this offer letter, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

11. Other Terms. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will as defined by applicable law, which means that you have the right to terminate your employment relationship with the Company at any time for any reason and the Company has the right to terminate its employment relationship with you at any time for any reason, with or without cause or notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company other than as provided in this letter.

We are excited about the prospect of having you join the Company. If this letter correctly sets forth the terms under which you will be employed by the Company, please sign this letter in the space provided below and return it to me, along with a signed copy of the Restrictive Covenant Agreement by February 18, 2022.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

THIRD HARMONIC BIO, INC.

Signature: /s/ Natalie Holles

Natalie Holles, CEO

The foregoing correctly sets forth the terms of my at-will employment with Third Harmonic Bio, Inc. I am not relying on any representations other than those set forth above.

Signature: /s/ Robert Ho February 14, 2022

Robert K. Ho Date